FOR IMMEDIATE DISTRIBUTION (May 20, 2004)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2004

CARREKER CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-24201	75-1622836
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4055 Valley View Lane Dallas, Texas 75244
(Address of principal executive offices)

(972) 458-1981
(Registrant’s telephone number, including area code)

Item 9.                    Regulation FD Disclosures

As previously disclosed, Earnings Performance Group (“EPG”) filed a complaint against Carreker Corporation in September 1998 in the Superior Court of New Jersey, Law Division, Essex County, which Carreker removed to the United States District Court for the District of New Jersey, seeking to enjoin and restrain Carreker from using any EPG confidential or proprietary information or trade secrets and from employing any former EPG employees in such a manner that disclosure or use of an EPG confidential or proprietary information or trade secret would be likely.  The trial court jury in this litigation has returned a verdict in favor of EPG on one claim and in favor of Carreker on three of the four claims. The jury also awarded EPG compensatory damages of $1,686,000, which represented less than 5% of the total amount of damages claimed by EPG in the trial, and did not award EPG punitive damages. The jury award is subject to judicial review and the court has not issued a ruling on EPG’s request for injunctive relief, however the court has expressed on the record doubts about the appropriateness of any injunctive relief. “We are for the most part pleased with the jury’s verdict and believe that we have a number of good legal positions to defeat the one claim against us and reduce the award to zero,” said Tod V. Mongan, Senior Vice President, General Counsel and Secretary of Carreker, “We intend to pursue these positions vigorously.”

The information contained in this Item 9 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

This report contains statements related to future events and expectations and, as such, constitute forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the unpredictable nature of litigation and the effect of governmental regulations, the economy, competition and other risks detailed from time to time under the caption “Business – Forward Looking Statements and Risk Factors” in the Company’s most recent Form 10-K and in other reports and filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARREKER CORPORATION
(Registrant)

Date: May 20, 2004	By:	/s/ Lisa K. Peterson
Executive Vice President and Chief Financial Officer